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Exhibit 99.1

Valentis Announces Corporate Restructuring

BURLINGAME, CA, January 15, 2002 —Valentis, Inc. (NASDAQ: VLTS) today announced that it will significantly reduce its preclinical product development efforts and suspend its clinical programs in oncology to lower its anticipated cash burn rate from approximately $9 million per quarter to approximately $5 million per quarter over the next six months. As part of the reorganization, the company expects to close its research facility in The Woodlands, Texas by mid-2002.

Valentis will focus its efforts on clinical development of its del-1 GeneMedicine(TM) product for peripheral arterial disease and ischemic heart disease. The company's remaining preclinical discovery efforts will be focused on the development of its proprietary GeneSwitch® system and OptiPEG(TM) technologies. Together, these programs provide Valentis three broad technology platforms from which it can develop novel products.

As part of the restructuring, up to 45 jobs will be eliminated. In addition, two senior executives, Dr. Alain Rolland, Sr. Vice President Preclinical Research & Development and head of The Woodlands center, and Bennet Weintraub, Chief Financial Officer and Vice President Finance, will be leaving the company after their responsibilities under the restructuring have been completed.

Valentis converts genomic discoveries into medicines. The company's lead product candidate is del-1, an angiogenic gene that is being developed for peripheral arterial disease and ischemic heart disease. The company has proprietary gene delivery, gene regulation, PEGylation and manufacturing technologies designed to improve the safety, efficacy and dosing characteristics of biopharmaceuticals.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believes," "expects," "intends," "anticipates," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis' actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene medicines or PEGylated biopharmaceuticals, that any of the company's programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies' operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2001 and Quarterly Report on Form 10-Q for the period ended September 30, 2001, each as filed with the Securities and Exchange Commission.

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  Exhibit 99.1
Valentis Announces Corporate Restructuring